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                     SECOND AMENDMENT TO THE
        UNUM EMPLOYEES RETIREMENT SAVINGS PLAN AND TRUST


     The UNUM Employees Retirement Savings Plan and Trust
(the "Plan") was last amended and restated effective generally January 1, 1994. The Plan was further amended by a First Amendment, effective September 15, 1995. The Plan is hereby further amended in the following respects:

     1. The terms used in this Amendment shall have the meanings set forth in the Plan unless the context indicates otherwise.

     2. Section 1.51 is hereby amended to read as follows:

          "1.51     'Trust' shall mean the Trust Agreement
under the UNUM Employees Retirement Savings Plan and Trust and the Duncanson & Holt, Inc. Employee Profit Participation and Savings Plan, as amended from time to time."

     3. Section 1.52 is hereby amended to read as follows:

          "1.52     'Trustee' shall mean the person or
persons appointed by the Board (or any person or persons to whom the Board delegates its authority) to serve as trustee(s) of the Trust."

     4. Article I is hereby amended by adding the following new Section 1.56 at the end thereof:

          "1.56 'Participant-Directed Brokerage Account' shall mean a brokerage account established and maintained under the Trust for the benefit of a Participant as provided in Section 13.7."

     5.     Section 8.2 is hereby amended to read as follows:

          "8.2     ADJUSTMENTS.  Effective July 1, 1996, as
of each Valuation Date, the Participants' Accounts shall be adjusted as follows:

               (a)     First, determine the fair market value
of each Investment Fund and Participant-Directed Brokerage
Account as of the close of business on such date.

               (b) Second, allocate the income, expenses, gains and losses of each Investment Fund and Participant-Directed Brokerage Account among the Accounts in proportion to the Account balances (to the extent invested therein).

               (c)     Third, reduce the separate Account of
each Participant to reflect all distributions, withdrawals and loans made from such Account, since the last preceding
Valuation Date.

               (d) Fourth, credit to the separate Account of each Participant the Elective Contributions, Matching Contributions, Qualified Nonelective Contributions, Discretionary Contributions, Rollover Contributions, and the assets transferred from another qualified plan in accordance with Section 4.1 or Article XVI made on his or her behalf and the Participant's loan repayments since the preceding Valuation Date.

               (e)     Fifth, adjust each Participant's
Account to reflect transfers among the Investment Funds and between the Investment Funds and such Participant's
Participant-Directed Brokerage Account, if any.

          In the event no adjustment to any separate Account is required under subsection (c) above as of any Valuation Date (other than the last Valuation Date of a Plan Year), no adjustments of the separate Accounts of the Participants shall be required except as of the last Valuation Date of the Plan Year.

          Notwithstanding the foregoing provisions of this Section to the contrary, the Benefits Committee may direct the Trustee to debit the Account of any Participant or Former Participant as of any Valuation Date in the amount of any reasonable expense attributable to such Participant's or Former Participant's exercise of control over his or her Account since the preceding Valuation Date. The Benefits Committee shall establish, in writing, reasonable procedures to inform Participants and Former Participants that such expenses may be charged to their Account pursuant to this paragraph, to inform each Participant or Former Participant at least annually of the actual expenses incurred with respect to his or her Account, and to otherwise carry out this paragraph. The Benefits Committee shall follow a uniform and nondiscriminatory policy in charging reasonable expenses to the Account of a Participant or Former Participant pursuant to this paragraph. For purposes of this paragraph, a Participant's or Former Participant's "exercise of control over his or her Account" shall include but not be limited to the following:

               (f)     a request for a loan pursuant to
Section 9.6;

               (g)      a request for a withdrawal pursuant
to Section 9.5 or 9.13; and

               (h)     any election with respect to the
investment of contributions made on his or her behalf (or an election with respect to the reinvestment of his or her Account) pursuant to Section 13.7 or 13.8."

     6.     Section 7.4 is hereby amended to read as follows:

          "7.4     REDUCTION OF EXCESS ANNUAL ADDITIONS.  If,
as a result of a reasonable error in estimating a Participant's annual compensation (as defined in Section 7.5), a reasonable error in determining the amount of elective deferrals (within the meaning of Section 402(g)(3) of the Code) that may be made with respect to any Participant under the limitations of Section 415 of the Code, or under other limited facts and circumstances that the Commissioner of the Internal Revenue Service finds justify the availability of the rules set forth below, the Annual Additions allocated to the Account of any Participant would cause the limitations set forth in the preceding Sections of this Article for any Limitation Year to be exceeded, the following rules shall apply to the extent necessary to reduce such excess, and the excess amounts shall not be deemed Annual Additions in such Limitation Year:

               (a)     Any nondeductible voluntary employee
contributions (and the earnings thereon) to the extent they would reduce the excess amount, shall be returned to the Participant;

               (b)     Any Elective Contributions (and,
effective for Limitation Years beginning after December 31, 1995, the earnings thereon) to the extent they would reduce the excess amount, shall be returned to the Participant;

               (c)     If after the application of
subsections (a) and (b) an excess amount still exists and the Participant is covered by the Plan at the end of the Limitation Year, the excess amount allocated to the Participant's Account for such year shall be used to reduce Employer Contributions for the next Limitation Year and for each succeeding Limitation Year, if necessary, for such Participant;

               (d)     If after the application of
subsections (a) and (b) an excess amount still exists and the Participant is not covered by the Plan at the end of the Limitation Year, the excess amount allocated to the Participant's Account for such Limitation Year shall be held unallocated in a suspense account. The suspense account shall be applied to reduce Employer Contributions for all remaining Participants in the next Limitation Year and each succeeding Limitation Year, if necessary.

          If a suspense account is in existence at any time during a Limitation Year pursuant to subsection (d) of this Section, it shall not participate in the allocation of the Investment Funds' income, expenses, gains and losses. If a suspense account is in existence at any time during a particular Limitation Year, all amounts in the suspense account must be allocated and reallocated to Participants' Accounts before any Employer Contributions may be made to the Plan for that Limitation Year. For purposes of subsection
(c) and (d), excess amounts may not be distributed to Participants or Former Participants."

     7. Article IX is hereby amended by adding the following new Section 9.19 at the end thereof:

          "9.19     DISTRIBUTION RULES FOR TSA PARTICIPANTS.
The provisions of this Section shall be effective October 1, 1996.

               (a)     For purposes of this Section 9.19, the
following terms shall have the following meanings unless the context clearly indicates otherwise:

                    (i)     'Closing Date' shall mean October
1, 1996.

                    (ii)     'Lincoln' shall mean The Lincoln
National Life Insurance Company, any other corporation, trade or business organization that, at the time of reference, controls, is controlled by, or is under common control with The Lincoln National Life Insurance Company, and any successor to The Lincoln National Life Insurance Company or to such other corporation, trade or business organization that assumes the obligations of The Lincoln National Life Insurance Company under Asset Transfer and Acquisition Agreement By and Between UNUM Life Insurance Company of America and The Lincoln National Life Insurance Company Dated as of January 24, 1996.

                    (iii)     'Transition Period' shall mean,
with respect to a TSA Participant, the period beginning on the Closing Date and ending on the earlier of (i) the date on which the TSA Participant terminates employment with Lincoln and is not thereupon reemployed by an Employer and (ii) the date that is twenty (20) months after the Closing Date.

                    (iv)     'TSA Participant' shall mean a
Participant in the Plan who (i) is an Eligible Employee immediately before the Closing Date; (ii) becomes employed by Lincoln as of the Closing Date or, in the case of a Participant who on the Closing Date is receiving benefits under an Employer's short-term disability plan or is absent from service with an Employer on account of an approved leave of absence, becomes employed by Lincoln immediately after the period of disability or approved leave of absence; and (iii) is employed by Lincoln as an employee at will and not as a contract employee.

               (b)     Notwithstanding Sections 9.6(h)(i) and
9.17 to the contrary, in the event that a TSA Participant elects to receive distribution of his or her Account in the form of a direct rollover (as described in Section 9.16) to the Lincoln National Corporation Employees' Savings and Profit Sharing Plan (the "Lincoln 401(k) Plan") and at the time of such distribution there remain outstanding any unpaid loans with respect to his or her Account that are not in default, such unpaid loans shall not be treated as due and payable immediately as of the date such distribution is made and instead shall be transferred to the Lincoln 401(k) Plan. The promissory note evidencing such loan(s) shall be assigned to the Lincoln 401(k) Plan, and the TSA Participant's obligation to this Plan shall be deemed to be paid in full as of the date the distribution is made. Such TSA Participant shall be treated as receiving a distribution of his or her entire Account.

               (c)     During his or her Transition Period,
Section 9.10(a) shall not apply with respect to a TSA Participant, and, subject to Section 9.10(b), (c), and (d), the TSA Participant shall be permitted to maintain his or her Account under the Plan, or to elect to receive or to commence receiving distribution of his or her Account as of any Valuation Date that occurs after the Closing Date, without regard to the value of his or her Account as of the Valuation Date following the Closing Date or any subsequent Valuation Date that falls within such Transition Period. Beginning with the first Valuation Date following the end of his or her Transition Period, Section 9.10(a) shall once again apply to a TSA Participant."

     8. Article XIII is hereby amended in its entirety to read as follows:

                           ARTICLE XIII
                      TRUST FUND INVESTMENTS

          13.1     EFFECTIVE DATE.  Except as hereinafter
provided, the provisions of this Article shall be effective
October 1, 1995.

          13.2 DUTIES OF TRUSTEE. The Trustee shall receive and hold all contributions made by an Employer together with such other assets as may be transferred to it in accordance with the provisions of the Plan. In addition, the Trustee shall make distributions as directed by the Benefits Committee in accordance with the provisions of
Article IX.

          13.3 INVESTMENT FUNDS. The Trustee shall establish a UNUM Stock Fund, a Fixed Income Fund, one or more other Investment Funds and, effective July 1, 1996, Participant-Directed Brokerage Accounts as the Individual Trustees (as defined in Section 1.11 of the Trust) may from time to time direct. The Individual Trustees shall direct that each Investment Fund, other than the UNUM Stock Fund and any Participant-Directed Brokerage Account, shall be invested:

               (a)     at the discretion of the Trustee in
accordance with such investment guidelines and objectives as it may establish; or

               (b)     at the discretion of a duly appointed
Investment Manager in accordance with such investment guidelines and objectives as may be established by the Trustee.

          The Individual Trustees may from time to time change their direction with respect to any Investment Fund and may, at any time, eliminate any Investment Fund.
Whenever an Investment Fund is eliminated, the Trustee shall promptly liquidate the assets of such Investment Fund and reinvest the proceeds thereof in such other Investment Fund as the Benefits Committee may direct, unless a Participant or Former Participant, pursuant to Section 13.7 or 13.8, elects to reinvest all or a portion of the balance of his or her Account which had been invested in the eliminated Investment Fund in one or more of the other available Investment Funds or through a Participant-Directed Brokerage Account.

          The Trustee shall transfer to each Investment Fund or Participant-Directed Brokerage Account such portion of the assets of the Trust as the Benefits Committee may from time to time direct in accordance with the terms of the Plan. All interest, dividends and other income received with respect to, and any proceeds realized from the sale or other disposition of, assets held in any Investment Fund shall be credited to and reinvested in such Investment Fund, and all expenses properly attributable to any Investment Fund shall be paid therefrom unless paid by the Employers.

          13.4 UNUM STOCK FUND. Effective December 1, 1989, the Trustee shall establish a UNUM Stock Fund which shall be invested solely in shares of common stock of UNUM Corporation and any other qualifying employer security within the meaning of Section 407(d)(5) of ERISA ('Employer Stock'). The Trustee shall, as soon as practicable, apply amounts allocated to the UNUM Stock Fund to purchase Employer Stock on the open market or in private transactions, from UNUM Corporation or otherwise, at current market value. Any purchase of Employer Stock directly from the UNUM Corporation shall be made without commission. Pending investment in Employer Stock, the Trustee shall invest amounts allocated to and dividends or other amounts received by the UNUM Stock Fund in cash or short-term cash equivalents including, but not limited to, short-term debt obligations issued or guaranteed by the United States government, money market funds and savings accounts. Notwithstanding the provisions of this Section 13.4 to the contrary, the Trustee shall have no authority to invest any assets of the Trust in shares of Employer Stock unless (i) such shares constitute 'qualifying employer securities' within the meaning of Section 407 of ERISA and (ii) such investment is not prohibited by Section 404, 406 or 407 of ERISA.

          Upon the purchase of any Employer Stock by the Trustee, the purchase price chargeable to the Account of each Participant shall be its proportionate share (based upon the number of shares purchased and the number of shares allocable to such Account) of the entire amount paid by the Trustee taking into account all brokerage fees, transfer taxes, the additional cost incurred on purchase of odd lots and other expenses incurred in connection with the purchase and transfer of such stock.

          Employer Stock acquired by the Plan shall be accounted for as provided under Treasury Regulation Section 1.402(a)-1(b)(2)(ii), and the Benefits Committee shall maintain adequate records of the cost basis of all shares of the Employer Stock allocated to each Participant's Account.

          Cash dividends received by the Trustee upon Employer Stock allocated to a Participant's Account shall be allocated and credited to such Account as of the payment date and applied to the purchase of additional Employer Stock. Stock dividends received by the Trustee upon Employer Stock allocated to a Participant's Account shall be allocated and credited to such Account as of the payment date. If Employer Stock held in the UNUM Stock Fund is split, the new or additional shares shall be credited as of the record date to the Accounts of Participants in proportion to the number of shares credited to their respective Account, as compared to the total number of shares in the UNUM Stock Fund, immediately prior to such date.

          13.5 FIXED INCOME FUND. The Trustee shall establish a Fixed Income Fund which shall, in accordance with
Section 13.3, be invested primarily in securities expected to produce a fixed income, including, but not limited to debt obligations issued or guaranteed by the United States government or its agencies, debt obligations of corporations, bank certificates of deposit, money market funds, savings accounts and other cash equivalents, or a deposit administration, investment or group annuity contract issued by a legal reserve life insurance company.

          13.6 INVESTMENT OF MATCHING CONTRIBUTIONS. Effective for Plan Years beginning on or after January 1, 1997, the first one percent (1%) of any Matching Contributions made on behalf of a Participant for such year shall be invested in the UNUM Stock Fund; provided, however, a Participant who has attained age fifty-five (55) shall have the right to direct that all or a portion of his or her Matching Contributions Account that is invested in the UNUM Stock Fund pursuant to this Section be reinvested in any one or more of the other Investment Funds pursuant to Section
13.7 or reinvested in his or her Participant-Directed Brokerage Account pursuant to Section 13.8. Matching Contributions for any Plan Year in excess of the first one percent (1%) of a Participant's Compensation for such year shall be invested in accordance with the provisions of Sections 13.7 and 13.8.

          13.7     INVESTMENT FUNDS-PARTICIPANT DIRECTIONS.

               (a)     INVESTMENT OF CONTRIBUTIONS.  Except
as provided in Section 13.6, each Participant may direct that contributions made on his or her behalf shall be invested in any one or more of the Investment Funds. Effective December 4, 1995, the percentage of contributions to be invested in any Investment Fund shall be five percent (5%), or a multiple thereof. An investment direction shall be made by such written, telephonic or electronic means as shall be prescribed by the Benefits Committee.

               A Participant's investment direction, if received by the Benefits Committee prior to the date he or she commences participation, shall be effective as of said date. If a Participant does not make an investment direction or an investment direction is not received by the Benefits Committee before the Participant commences participation, the contributions on behalf of such Participant shall be invested in the fund which presents the least risk of loss as determined by the Trustee. An investment direction received by the Benefits Committee after the date a Participant commences participation shall be effective as of the later of the first pay period following receipt by the Benefits Committee (or by the person or persons specified by the Benefits Committee) or the date specified by the Participant in the investment direction.

               A Participant may modify at any time an
investment direction to have future contributions on his or her behalf (other than the first one percent (1%) of any Matching Contributions made for any Plan Year beginning on or after January 1, 1997) invested in the Investment Funds in proportions other than those previously elected. An election modifying a previous investment direction shall be made in multiples of five percent (5%) of such contributions and shall be made by such written, telephonic or electronic means as shall be prescribed by the Benefits Committee. A modification shall be effective as soon as practicable after receipt by the Benefits Committee (or by the person or persons specified by the Benefits Committee). The provisions of this paragraph shall be effective December 4, 1995.

               (b)     REINVESTMENT OF ACCOUNT.  Except as
provided in Section 13.6, a Participant may elect at any time to reinvest all or a portion of the balance of his or her Account in any one or more of the Investment Funds. A Former Participant may elect at any time to reinvest all or a portion of the balance of his or her Account, including all or a portion of his or her Matching Contributions Account that is invested in the UNUM Stock Fund pursuant to Section 13.6, in any one or more of the Investment Funds. An election to reinvest an Account balance shall be made in five percent (5%) multiples of such balance and shall be made by such written, telephonic or electronic means as shall be prescribed by the Benefits Committee. An election to reinvest shall be effective as soon as practicable after receipt by the Benefits Committee (or by the person or persons specified by the Benefits Committee). The provisions of this subsection (b) shall be effective December 4, 1995.

          13.8 PARTICIPANT-DIRECTED BROKERAGE ACCOUNTS. Effective July 1, 1996, and except as provided in Section 13.6, each Participant shall have the right to direct that contributions made on his or her behalf, or such portion thereof as the Participant shall designate, and that his or her Account, or such portion thereof as the Participant shall designate, shall be invested or reinvested through a Participant-Directed Brokerage Account in such investments as the Participant shall choose, subject to such restrictions, applied in a uniform and nondiscriminatory manner, as the Benefits Committee may determine; provided that (a) no portion of a Participant's Account may be invested in collectibles (as defined in Section 408(m)(2) of the Code); and (b) no portion of a Participant's Account may be invested in any investment which does not have a fair market value that is readily determinable on an established market.

          An investment (or reinvestment) direction under this Section 13.8 shall be made by such written, telephonic or electronic means as shall be prescribed by the Benefits Committee and shall be effective as soon as practicable after receipt by the Benefits Committee (or the person or persons designated by the Benefits Committee).

          Expenses attributable to a Participant's investment direction under his or her Participant-Directed Brokerage
Account, including any applicable fees, commissions, load amounts or service charges, shall be charged to such Participant's Account.

          For purposes of this Section, the term
"Participant" shall include a Former Participant with respect to the Participant's right to direct that his or her Account, or such portion thereof as he or she shall designate, shall be invested or reinvested through a Participant-Directed Brokerage Account in such investments as the Participant shall choose; provided, a Former Participant shall also have the right to direct that all or a portion of his or her Matching Contributions Account that is invested in the UNUM Stock Fund pursuant to Section 13.6 shall be reinvested through a Participant-Directed Brokerage Account in such investments as the Former Participant shall choose.

          13.9 NO FIDUCIARY STATUS. A Participant or Former Participant who directs the investment of his or her Account shall not by reason thereof be deemed a fiduciary with respect to the Plan, and the Employer, Trustee, Benefits Committee, and other fiduciaries, and any custodian acting as an agent thereof, shall not be liable for any losses resulting from the purchase, sale or retention of any assets which are purchased, sold or retained at the direction of a Participant or Former Participant. Once a Participant or Former Participant assumes responsibility for direction of the investment of his or her Account or any portion thereof, the fiduciaries shall not thereafter be responsible for the investment thereof except to the extent otherwise required by applicable law.

          13.10     CUSTODIAN.  The Board may from time to
time appoint one or more banks, insurance companies, third party plan administrators or brokers to serve as custodian of all or any portion of the Trust Fund.

          13.11 INVESTMENT MANAGER. The Board may from time to time appoint one or more Investment Managers to direct the investment and reinvestment of the Trust Fund or such portion thereof as may be designated by the Board. Such appointment shall be in writing and shall be effective upon receipt by the Board of the Investment Manager's written acceptance and acknowledgment that he or she is a fiduciary with respect to the Plan and Trust. The Board shall give prompt written notice of such appointment to the Trustee.
The Board may revoke the appointment of any Investment Manager by furnishing such Investment Manager and the Trustee with written notice setting forth the effective date of such revocation. The Trustee shall be fully protected in relying upon the effectiveness of such appointment until such time as it receives written notice from the Board to the contrary.

          For purposes of this Section 13.11, 'Board' shall mean the Board of Directors of UNUM Corporation or any person or persons to whom the Board delegates all or a part of its authority under this Section.

          13.12 RECORDKEEPER. The Board may from time to time appoint one or more persons, corporations or business organizations to perform recordkeeping and other administrative services with respect to the Plan and the Accounts established under the Plan.

          13.13     VOTING RIGHTS.  Stock held in the UNUM
Stock Fund shall be voted by the Trustee."

     9. Section 17.1 is hereby amended to read as follows:

          "17.1     FIDUCIARY DUTIES.  All fiduciaries with
respect to the Plan and Trust shall discharge their respective duties under the Plan and Trust solely in the interest of the Participants, their surviving spouses and their Beneficiaries and:

               (a)     for the exclusive purpose of providing
benefits to Participants, their surviving spouses and their Beneficiaries, and defraying reasonable expenses of administering the Plan;

               (b)     with the care, skill, prudence, and
diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; and

               (c)     by diversifying the investments of the
Plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so."

     10. Article XVII is hereby amended by adding the following new Section 17.13 at the end thereof:

          "17.13     ADDITIONAL CONTRIBUTIONS.  An Employer
shall contribute such amounts as may be necessary to implement a decision of the Benefits Committee or Appellate Committee regarding the failure of a Former Participant or Beneficiary to receive distribution of his or her Account in accordance with the provisions of Article IX within a reasonable period of time due to inadvertent administrative error or such other circumstances as the Benefits Committee or Appellate Committee may designate."

     11. Parts 2, 3, 8 and 9 of this Amendment shall be effective October 1, 1995, except to the extent otherwise specifically provided therein; Parts 4 and 5 of this Amendment shall be effective July 1, 1996; Part 6 of this Amendment shall be effective January 1, 1996; and Parts 7 and 10 of this Amendment shall be effective October 1, 1996.


     IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed by its duly authorized officer this 16th day of December, 1996.

WITNESS:                           UNUM CORPORATION

/s/ Marie A. Fogg                By: /s/ Eileen C. Farrar